Exhibit 15.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 Registration No. 333-124881) pertaining to the Top 10 Share Bonus Plan, the Group 50 Share Bonus Plan and the Group 70 Share Bonus Plan of Petroleum Geo-Services ASA (“PGS”) of our report dated April 4, 2006, with respect to the consolidated financial statements of PGS included in the Annual Report (Form 20-F) for the year ended December 31, 2005.
/s/ Ernst & Young AS
Oslo, Norway
April 4, 2006